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                                                                    EXHIBIT 12.1


                               SANMINA CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                       (in millions except ratio amounts)

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
                                                                                                       6 months
                                                                                                         ended
                                                  Fiscal Year Ended September 30,                      March 31,
                                      ------------------------------------------------------        -----------------
                                       1996         1997         1998        1999      2000          2000      2001
                                      -------     -------      -------     -------   -------        -------   -------
Pre-tax income before adjustment
for minority interests or loss
from equity investees.............   $144,083    $ 95,706     $ 96,148    $169,367  $357,969       $164,941  $286,266

Total fixed charges...............      9,067      34,277       48,778      64,321    77,674         36,386    33,287

Less:  Interest capitalized
during the period.................         --          --           --          --        --             --        --
                                     --------    --------     --------    --------  --------       --------  --------
Total earnings (losses) before
fixed charges.....................    153,150     129,983      144,926     233,688   435,643        201,327   319,553
                                     ========    ========     ========    ========  ========       ========  ========

Interest expense..................      6,235      28,902       42,013      56,155    68,685         32,660    27,787

Interest capitalized during the
period............................         --          --           --          --        --             --        --

Interest attributable to rentals..      2,832       5,375        6,765       8,166     8,989          3,726     5,500
                                     --------    --------     --------    --------  --------       --------  --------
Total fixed charges...............      9,067      34,277       48,778      64,321    77,674         36,386    33,287
                                     ========    ========     ========    ========  ========       ========  ========
Ration of earnings to fixed
  charges(1)......................       16.9x        3.8x         3.0x        3.6x      5.6x           5.5x      9.6x
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